Exhibit 3.3
DOMESTIC FOR PROFIT CORPORATION
CERTIFICATE OF AMENDMENT
1.	Name of the corporation: First American Capital Corporation, a Kansas corporation

2.	The Articles of Incorporation are amended as follows:
Paragraph I is hereby amended to read as follows:
The name of the corporation (the “Corporation”) is:
Brooke Capital Corporation
The amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602.
I declare under penalty of perjury under the laws of the State of Kansas that the foregoing is true and correct.
Executed on the 7th day of June, 2007.

MICHAEL SELL
Michael Sell